Exhibit 99

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

Date: July 25, 2012

For Release: Immediately

Refer to:     (317) 276-5795 – Mark E. Taylor (Media)

 (317) 655-6874 – Philip Johnson (Investors)

Lilly Reports Second-Quarter 2012 Results, Raises 2012 EPS Guidance

•	Worldwide revenue declined 10 percent to $5.6 billion, driven by Zyprexa patent expirations, partially offset by significant growth in other products.

•	Cymbalta revenue increased 22 percent due to continued strong growth in both the U.S. and international markets.

•	China and Japan delivered pharma revenue growth of 28 percent and 15 percent, respectively, providing counter-cyclical growth.

•	Elanco Animal Health continued its strong performance with revenue growth of 32 percent.

•	Second quarter earnings per share were $.83 (reported and non-GAAP).

•	2012 earnings per share guidance range raised to $3.29 - $3.39 (reported), or $3.30-$3.40 (non-GAAP).

Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2012.

$ in millions, except per share data	Second Quarter		%
	2012	2011	Change
Total Revenue – Reported	$5,600.7	$6,252.8	(10)%
Net Income – Reported	923.6	1,197.3	(23)%
EPS – Reported	0.83	1.07	(22)%

Net Income – non-GAAP	923.6	1,315.9	(30)%
EPS – non-GAAP	0.83	1.18	(30)%

Financial results for 2012 and 2011 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables later in the release. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2012 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly’s second-quarter financial results reflect the company’s strategy of focusing on the areas of our business with the greatest growth potential,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “Despite the continued decline in Zyprexa sales following patent expiration late last year in most major markets outside Japan, we achieved strong growth for other products such as Cymbalta, Alimta, Forteo, Effient and our animal health portfolio. In addition, outside the U.S., we drove solid growth in both China and Japan.”

Lechleiter continued, “Our strong underlying sales performance, combined with the favorable impact from a stronger dollar on our cost of goods sold, supports our decision to raise our 2012 EPS guidance. Even as we focus on growth opportunities, we also remain committed to reducing our expense base through productivity gains and cost cutting initiatives, and to advancing our pipeline of potential new medicines in development.”

Derica Rice, Lilly executive vice president, global services and chief financial officer, commented on the company’s longer-term financial performance expectations. “We remain on track to meet or exceed our mid-term financial minimum performance goals of at least $20 billion of revenue, $3 billion of net income and $4 billion of operating cash flow annually through 2014. After 2014, we anticipate a return to revenue and income growth, fueled in large part by our pipeline. This growth, combined with our continued focus on expense management, should lead to expanding margins. After 2014, we will look to return our research and development expense as a percent of revenue to levels more consistent with our historical averages, in the 18 percent to 20 percent range. For SG&A, it’s reasonable to expect that within a few years post-2014, we will move more in line with industry averages in the range of 28 percent to 30 percent of revenue.”

Key Events Over the Last Three Months

•	The U.S. Supreme Court ruled to uphold most aspects of the Affordable Care Act.

•

The United States Food and Drug Administration (FDA) determined that the company had met the requirements for pediatric exclusivity for Cymbalta®. Based on this decision by the FDA, Lilly has gained an additional six months of U.S. market exclusivity for Cymbalta, which now will expire in December 2013.

•

The company announced negative clinical trial results from study H8Y-MC-HBBM (HBBM) investigating pomaglumetad methionil, also known as mGlu2/3, for the treatment of patients suffering an acute exacerbation of schizophrenia. Data from two other ongoing studies are expected later this year and will help inform decisions on the future development of this molecule.

•

The FDA approved Erbitux® (cetuximab) in combination with the chemotherapy regimen FOLFIRI (irinotecan, 5-fluorouracil, leucovorin) for the first-line treatment of patients with KRAS mutation-negative (commonly known as KRAS wild-type), epidermal growth factor receptor (EGFR)-expressing metastatic colorectal cancer (mCRC) as determined by FDA-approved tests for this use.

•

The FDA Safety and Improvement Act (FDASIA) was signed into law. The law includes the reauthorization of the Prescription Drug User Fee Act (PDUFA), which the company believes should add more predictability and transparency to the FDA’s regulatory review process.

•

The company’s board of directors authorized the resumption of a share repurchase program that was started in 2000. The company expects to complete this program by purchasing the remaining $420 million in shares by the end of 2012.

•

The European Commission approved Jentadueto® for use alongside diet and exercise to improve glycemic control in adults with type 2 diabetes who are inadequately controlled on their maximally tolerated dose of metformin alone, metformin and a sulfonylurea, or those already being treated with the combination of linagliptin and metformin. It may be used with a sulfonylurea, as well.

•

The company expanded its collaboration in China with Novast Laboratories, LTD. Lilly expects the expanded collaboration to enhance its efforts to build a portfolio of Lilly branded generic medicines in China. The collaboration may also ultimately result in Novast providing local and regional manufacturing capabilities for Lilly’s own pipeline of potential new medicines in development.

Second-Quarter Reported Results

In the second quarter of 2012, worldwide total revenue was $5.601 billion, a decrease of 10 percent compared with the second quarter of 2011. This 10 percent revenue decline was comprised of a decrease of 9 percent due to lower volume and 2 percent due to the unfavorable effect of foreign exchange rates, partially offset by an increase of 1 percent due to price. The decrease in volume was driven by the loss of patent exclusivity for Zyprexa® in most major markets, partially offset by volume gains for other products. Total revenue in the U.S. decreased 10 percent to $3.012 billion due to the loss of patent exclusivity for Zyprexa, offset by increased prices and, to a lesser extent, increased volume in other products. Total revenue outside the U.S. decreased by 11 percent to $2.588 billion, driven by the loss of patent exclusivity for Zyprexa in markets outside of Japan, partially offset by increased volume in other products.

Gross margin decreased 11 percent to $4.454 billion in the second quarter of 2012. Gross margin as a percent of total revenue was 79.5 percent, reflecting a decrease of 0.9 percentage points compared with the second quarter of 2011. The decrease in gross margin percent was primarily due to lower sales of Zyprexa, largely offset by the impact of foreign exchange rates on international inventories sold which decreased cost of sales in the second quarter of 2012 and increased cost of sales in the second quarter of 2011.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, decreased 2 percent compared with the second quarter of 2011. Marketing, selling and administrative expenses decreased 5 percent to $1.931 billion, driven primarily by lower marketing expense. Research and development expenses increased 5 percent to $1.321 billion, or 23.6 percent of total revenue, driven by expenses related to late-stage clinical trial costs.

In the second quarter of 2011, the company recognized a charge of $132.3 million for restructuring related to severance costs from previously announced strategic actions to reduce the company’s cost structure.

Operating income in the second quarter of 2012 was $1.202 billion, a decrease of 24 percent compared to the second quarter of 2011, due primarily to lower gross margin resulting from the loss of patent exclusivity for Zyprexa, partially offset by the second quarter 2011 restructuring charge referred to above.

Other income (expense) was a net expense of $16.5 million, compared with net expense of $57.6 million in the second quarter of 2011. The decrease in other expense was driven by the second quarter 2011 partial impairment of the acquired in-process research and development asset related to liprotamase, partially offset by gains on the disposition of investment securities.

The effective tax rate was 22.1 percent in the second quarter of 2012, compared with an effective tax rate of 21.8 percent in the second quarter of 2011. The second quarter 2012 effective tax rate reflects the expiration of the R&D tax credit in the U.S. at the end of 2011, while the second quarter 2011 tax rate was negatively impacted by a lower tax benefit on restructuring charges.

Net income and earnings per share decreased to $923.6 million and $0.83, respectively, compared with second-quarter 2011 net income of $1.197 billion and earnings per share of $1.07. The decreases in net income and earnings per share were primarily driven by lower operating income.

Second-Quarter 2012 non-GAAP Results

On a non-GAAP basis, second quarter 2012 operating income decreased 30 percent to $1.202 billion, due primarily to lower gross margin resulting from the loss of patent exclusivity for Zyprexa. The effective tax rate was 22.1 percent, compared with 20.9 percent in the second quarter of 2011, primarily due to the expiration of the R&D tax credit at the end of 2011. Net income and earnings per share both decreased 30 percent, to $923.6 million and $0.83, respectively. These decreases were driven primarily by lower operating income.

For purposes of non-GAAP reporting, items totaling $.11 per share in the second quarter of 2011 have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Second Quarter
	2012	2011	% Change
Earnings per share (reported)	$.83	$1.07	(22)%
Asset impairment, restructuring and other special charges	—	.11

Earnings per share (non-GAAP)	$.83	$1.18	(30)%

Year-to-Date Results

For the first six months of 2012, worldwide total revenue was $11.203 billion, a decrease of 7 percent compared with the same period in 2011. Reported net income and earnings per share were $1.935 billion and $1.73, respectively. Net income and earnings per share, on a non-GAAP basis, were $1.950 billion and $1.74, respectively.

For purposes of non-GAAP reporting, items totaling $.01 per share for the first six months of 2012 and $.40 per share for the first six months of 2011 have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Year-to-date
	2012	2011	% Change
Earnings per share (reported)	$1.73	$2.02	(14)%
In-process research and development charges associated with Boehringer Ingelheim collaboration (2011)	—	.23
Asset impairment, restructuring and other special charges	.01	.17

Earnings per share (non-GAAP)	$1.74	$2.42	(28)%

Revenue Highlights

(Dollars in millions)	Second Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2012	2011	2011	2012	2011	2011
Cymbalta	$1,223.1	$1,003.4	22%	$2,338.0	$1,912.1	22%
Alimta®	659.5	613.4	8%	1,266.3	1,193.3	6%
Humalog®	613.4	586.9	4%	1,203.6	1,112.3	8%
Cialis®	469.5	477.2	(2)%	931.3	911.6	2%
Zyprexa	379.5	1,408.3	(73)%	942.1	2,690.1	(65)%
Humulin®	303.0	311.8	(3)%	610.7	601.7	2%
Forteo®	276.4	231.0	20%	547.7	447.0	23%
Evista®	265.9	263.5	1%	522.1	529.6	(1)%
Strattera®	153.0	157.7	(3)%	311.9	296.4	5%
Effient®	111.0	71.7	55%	226.9	128.0	77%
Animal Health	512.2	389.5	32%	1,003.0	759.3	32%
Total Revenue	$5,600.7	$6,252.8	(10)%	$11,202.7	$12,092.0	(7)%

Cymbalta

For the second quarter of 2012, Cymbalta generated $1.223 billion in revenue, an increase of 22 percent compared with the second quarter of 2011. U.S. sales of Cymbalta increased 26 percent, to $955.0 million, driven by higher prices and increased demand. Revenue outside the U.S. was $268.1 million, an increase of 9 percent, driven primarily by increased demand, partially offset by the unfavorable impact of foreign exchange rates.

Alimta

For the second quarter of 2012, Alimta generated sales of $659.5 million, an increase of 8 percent compared with the second quarter of 2011. U.S. sales of Alimta increased 11 percent, to $279.3 million, driven by higher prices and increased demand. Sales outside the U.S. increased 5 percent, to $380.2 million, due to increased demand, partially offset by lower prices in Japan and the unfavorable impact of foreign exchange rates.

Humalog

For the second quarter of 2012, worldwide Humalog sales increased 4 percent, to $613.4 million. Sales in the U.S. increased 4 percent to $353.6 million, driven by higher prices. U.S. sales of Humalog have been negatively impacted by the product’s removal from a large formulary in 2012. Sales outside the U.S. increased 6 percent to $259.8 million, due to increased demand, partially offset by the unfavorable impact of foreign exchange rates.

Cialis

Cialis sales for the second quarter of 2012 decreased 2 percent to $469.5 million. U.S. sales of Cialis were $186.6 million in the second quarter, a 3 percent increase compared with the second quarter of 2011, driven by higher prices and higher demand. Sales of Cialis outside the U.S. decreased 5 percent, to $282.9 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume and higher prices.

Zyprexa

In the second quarter of 2012, Zyprexa sales totaled $379.5 million, a decrease of 73 percent compared with the second quarter of 2011 due to the loss of patent exclusivity in the U.S. and most major international markets outside of Japan. U.S. sales of Zyprexa decreased 96 percent to $29.8 million. Zyprexa sales in international markets decreased 50 percent, to $349.7 million.

Humulin

Worldwide Humulin sales decreased 3 percent in the second quarter of 2012, to $303.0 million. U.S. sales decreased 3 percent to $142.1 million, driven primarily by lower demand, partially offset by higher prices. U.S. sales of Humulin have been negatively impacted by the product’s removal from a large formulary in 2012, as well as the continued decline in the market for human insulin. Sales outside the U.S. decreased 3 percent, to $160.9 million, driven primarily by the unfavorable impact of foreign exchange rates.

Forteo

Second-quarter sales of Forteo were $276.4 million, a 20 percent increase compared with the second quarter of 2011. U.S. sales of Forteo increased 7 percent to $118.2 million due to higher prices. Sales outside the U.S. increased 31 percent, to $158.2 million, due to increased demand in Japan.

Evista

Evista sales for the second quarter of 2012 increased 1 percent to $265.9 million. U.S. sales of Evista increased 5 percent to $182.4 million, driven by higher prices partially offset by decreased demand. Sales outside the U.S. decreased 6 percent to $83.5 million, driven by lower volume and the unfavorable impact of foreign exchange rates, partially offset by higher prices.

Strattera

During the second quarter of 2012, Strattera generated $153.0 million of sales, a decrease of 3 percent compared with the second quarter of 2011. U.S. sales decreased 5 percent to $93.5 million, due to decreased demand. Sales outside the U.S. remained relatively flat at $59.5 million.

Effient

Effient sales were $111.0 million in the second quarter of 2012, an increase of 55 percent compared with the second quarter of 2011. U.S. Effient sales increased 56 percent to $81.0 million, driven by increased demand and, to a lesser extent, higher prices. Sales outside the U.S. increased 52 percent to $30.1 million due to higher demand in Europe.

Erbitux

Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the second quarter of 2012, Lilly recognized total revenue of $110.0 million for Erbitux, an increase of 10 percent from the second quarter of 2011.

Animal Health

Worldwide sales of animal health products in the second quarter of 2012 were $512.2 million, an increase of 32 percent compared with the second quarter of 2011. U.S. sales grew 40 percent, to $304.6 million, due primarily to increased demand for companion animal products and, to a lesser extent, higher prices. Sales outside the U.S. increased 21 percent, to $207.6 million, driven primarily by the impact of the acquisition of certain Janssen animal health assets in Europe, as well as growth in other products.

2012 Financial Guidance

The company has raised its 2012 earnings per share guidance and now expects full-year 2012 earnings per share to be in the range of $3.29 to $3.39 on a reported basis and $3.30 to $3.40 on a non-GAAP basis. This is an increase from the previous earnings per share guidance range of $3.14 to $3.29 on a reported basis and $3.15 to $3.30 on a non-GAAP basis. Certain other elements of the company’s 2012 financial guidance have also been revised, as noted below and in the exhibit at the end of the press release.

	2012 Expectations	2011 Results	% Change
Earnings per share (reported)	$3.29 to $3.39	$3.90	(16)% to (13)%
In-process research and development charge associated with Boehringer Ingelheim collaboration	—	.23
Asset impairment, restructuring, other special charges	.01	.29

Earnings per share (non-GAAP)	$3.30 to $3.40	$4.41	(25)% to (23)%

Numbers in the 2011 full-year column do not add due to rounding.

The company still anticipates 2012 revenue of between $21.8 and $22.8 billion. This includes an expected decline of over $3 billion in Zyprexa sales due to patent expirations in most markets outside of Japan. The reduction in revenue due to Zyprexa patent expirations is expected to be partially offset by growth in key franchises including Cymbalta, Cialis, Alimta, Humalog and Forteo, as well as continued growth of newer products such as Effient and Axiron®. The company also anticipates continued strong, double-digit revenue growth from its Elanco Animal Health business. Both Japan and Emerging Markets are expected to post continued strong underlying volume growth; however, overall revenue growth in these markets in 2012 will be adversely affected by pricing actions in Japan and by the expected impact of patent expirations, including Zyprexa, in some emerging market countries.

The company now anticipates that gross margin as a percent of revenue will be approximately 78 percent in 2012, an increase from the prior guidance of approximately 77 percent.

As a result of ongoing productivity efforts, the company still expects to keep 2012 operating expenses essentially flat compared to 2011. Marketing, selling and administrative expenses are still expected to decline and are now expected to be in the range of $7.3 billion to $7.7 billion, a decrease from the prior range of $7.4 billion to $7.8 billion. Research and development expense is still expected to be flat to increasing and in the range of $5.0 billion to $5.3 billion.

Other income and deductions is now expected to be in a range between net expense of $75 million and net income of $50 million in 2012, a change from the prior range of net expense of $50 million and net income of $100 million.

The 2012 tax rate is still expected to be approximately 21 percent, and assumes the extension of the R&D tax credit for the full year 2012.

Operating cash flows in 2012 are still expected to be more than sufficient to fund capital expenditures of approximately $800 million, as well as anticipated business development activity, the company’s current dividend and stock repurchases.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the second-quarter 2012 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company’s results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

#         #         #

Alimta® (pemetrexed, Lilly)

Axiron® (testosterone, Acrux Corp.)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Effient® (prasugrel, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Jentadueto®  (linagliptin/metformin hydrochloride, Boehringer Ingelheim)

Strattera® (atomoxetine hydrochloride, Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	June 30, 2012	December 31, 2011

Worldwide Employees	38,440	38,080

Eli Lilly and Company

Operating Results (Unaudited) – REPORTED

(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2012	2011	% Chg.	2012	2011	% Chg.
Total Revenue	$5,600.7	$6,252.8	(10)%	$11,202.7	$12,092.0	(7)%
Cost of sales	1,146.7	1,228.0	(7)%	2,344.6	2,408.1	(3)%
Research and development	1,320.7	1,260.6	5%	2,472.2	2,384.6	4%
Marketing, selling and administrative	1,931.1	2,043.0	(5)%	3,778.6	3,828.7	(1)%
Acquired in-process research and development	—	—	NM	—	388.0	NM
Asset impairments, restructuring and other special charges	—	132.3	NM	23.8	208.6	(89)%

Operating income	1,202.2	1,588.9	(24)%	2,583.5	2,874.0	(10)%
Net interest income (expense)	(15.8)	(27.3)		(35.0)	(57.6)
Net other income (expense)	(0.7)	(30.3)		(27.5)	(11.2)

Other income (expense)	(16.5)	(57.6)	(71)%	(62.5)	(68.8)	(9)%
Income before income taxes	1,185.7	1,531.3	(23)%	2,521.0	2,805.2	(10)%
Income taxes	262.1	334.0	(22)%	586.3	552.0	6%

Net income	$923.6	$1,197.3	(23)%	1,934.7	2,253.2	(14)%

Earnings per share – basic and diluted	$0.83	$1.07	(22)%	1.73	2.02	(14)%

Dividends paid per share	$.49	$.49	NM	.98	.98	NM
Weighted-average shares outstanding (thousands) – basic	1,118,686	1,113,933		1,117,818	1,112,960
Weighted-average shares outstanding (thousands) – diluted	1,118,707	1,113,957		1,117,839	1,112,983

NM – not meaningful

Eli Lilly and Company

Operating Results (Unaudited) – Non-GAAP

(Dollars in millions, except per share data)

	Three Months Ended June 30			Six Months Ended June 30
	2012	2011(b)	% Chg.	2012(a)	2011(b)	% Chg.
Total Revenue	$5,600.7	$6,252.8	(10)%	$11,202.7	$12,092.0	(7)%
Cost of sales	1,146.7	1,228.0	(7)%	2,344.6	2,408.1	(3)%
Research and development	1,320.7	1,260.6	5%	2,472.2	2,384.6	4%
Marketing, selling and administrative	1,931.1	2,043.0	(5)%	3,778.6	3,828.7	(1)%

Operating income	1,202.2	1,721.2	(30)%	2,607.3	3,470.6	(25)%
Net interest income (expense)	(15.8)	(27.3)		(35.0)	(57.6)
Net other income (expense)	(0.7)	(30.3)		(27.5)	(11.2)

Other income (expense)	(16.5)	(57.6)	(71)%	(62.5)	(68.8)	(9)%
Income before income taxes	1,185.7	1,663.6	(29)%	2,554.8	3,401.8	(25)%
Income taxes	262.1	347.7	(25)%	594.3	711.0	(16)%

Net income	$923.6	$1,315.9	(30)%	$1,950.5	$2,690.8	(28)%

Earnings per share – basic and diluted	$0.83	$1.18	(30)%	$1.74	$2.42	(28)%

Dividends paid per share	$.49	$.49	NM	$.98	$.98	NM
Weighted-average shares outstanding (thousands) – basic	1,118,686	1,113,933		1,117,818	1,112,960
Weighted-average shares outstanding (thousands) – diluted	1,118,707	1,113,957		1,117,839	1,112,983

(a)	The year-to-date 2012 financial statements have been adjusted to eliminate a charge of $23.8 (pretax), or $0.01 per share (after-tax) primarily related to the withdrawal of Xigris.
(b)	The second quarter 2011 has been adjusted to eliminate a restructuring charge of $132.3 million (pretax), or $0.11 (after-tax). The year-to-date 2011 financial statements have been adjusted to eliminate total restructuring charges of $208.6 million (pretax), or $0.17 (after-tax). These charges are related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2011 financial statements have been adjusted to eliminate a charge of $388.0 million (pretax), or $0.23 per share (after-tax), for acquired in-process research and development associated with the collaboration with Boehringer Ingelheim.

Eli Lilly and Company

2012 Financial Guidance

	Prior Guidance	Current Guidance

Total Revenue	$21.8 to $22.8 billion	$21.8 to $22.8 billion

Gross Margin % of Revenue	Approx. 77%	Approx. 78%

Mktg, Selling & Admin.	$7.4 to $7.8 billion	$7.3 to $7.7 billion

Research & Development	$5.0 to $5.3 billion	$5.0 to $5.3 billion

Other Income/(Expense)	$(50) - $100 million	$(75) - $50 million

Effective Tax Rate	Approx. 21%	Approx. 21%

Earnings per Share (non-GAAP)	$3.15 - $3.30	$3.30 - $3.40

Earnings per Share (reported)	$3.14 - $3.29	$3.29 - $3.39

Capital Expenditures	Approx. $800 million	Approx. $800 million